Exhibit 99.1

Teamshares Announces S-4 Effectiveness in Anticipation of Nasdaq Listing

NEW YORK --(BUSINESS WIRE)-- Teamshares (the “Company”), a tech-enabled acquiror of SMEs announced that its joint registration statement on Form S-4 (the “Registration Statement”) with Live Oak Acquisition Corp. V (NASDAQ: LOKV) (“Live Oak”), filed with the Securities and Exchange Commission in connection with the proposed business combination between Teamshares and Live Oak (the “Business Combination”), was declared effective by the SEC on May 27, 2026.

The announcement marks a significant step towards the completion of the proposed Business Combination establishing Teamshares as a publicly-listed, permanent home for high-quality businesses undergoing ownership transitions.

Upon consummation of the Business Combination, the resulting public company (the “Combined Company”) will operate as “Teamshares Inc.”, securities of which are expected to trade on Nasdaq under the tickers “TMS” and “ TMSW”. Subject to satisfaction of customary closing conditions, including, without limitation, approval by Live Oak’s and Teamshares’ shareholders, the transaction is anticipated to be consummated mid-June 2026; proceeds to be delivered to Teamshares in connection with the Business Combination closing from a PIPE investment transaction entered into by Live Oak and applicable investors in November 2025 satisfy the “minimum cash condition” included in the Agreement and Plan of Merger entered into by Teamshares and Live Oak as of November 14, 2025 (as amended, and as may be further amended and supplemented, the “Merger Agreement”).

In connection with the Business Combination, an extraordinary general meeting of the Live Oak shareholders is expected to be held at 9:00 a.m. Eastern Time, on June 16, 2026, for shareholders of record as of the close of business on May 7, 2026 (the “Record Date”),the record date to vote on proposals to approve the transactions comprising the Business Combination. Further information about the extraordinary general meeting and associated voting procedures is or will be contained in a definitive proxy statement filed by Live Oak with the SEC (the “Proxy Statement”). Security holders are encouraged to review carefully the disclosures and voting information in the Proxy Statement in advance of the June 16, 2026, extraordinary general meeting.

Background Information on the Business Combination

As previously announced, Live Oak and Teamshares entered into an Agreement and Plan of Merger (as amended, and as may be further amended or supplemented, the “Merger Agreement) to consummate the Business Combination transaction further described in the Registration Statement, which the parties expect to be consummated in the coming weeks, subject to satisfaction of customary closing conditions. Additional information about the proposed Business Combination can be found in the Registration Statement filed by Live Oak and Teamshares with the SEC and in other public filings by Live Oak, which are available, free of charge, on the SEC’s website at sec.gov.

In connection with the Business Combination, Ellenoff Grossman & Schole LLP is serving as U.S. legal counsel to Live Oak and Latham & Watkins LLP is serving as legal counsel to Teamshares. Ogier is serving as special Cayman Islands counsel to Live Oak.

About Teamshares

Teamshares is a tech-enabled acquiror of SMEs, intending to be a permanent home when owners retire. Part holdco, part fintech, Teamshares programmatically acquires companies with $0.5 to $5 million of EBITDA from retiring owners, integrates them with the Teamshares platform, and helps employees earn company stock. Founded in 2019, Teamshares operates subsidiaries with consolidated revenue of $490 million across over 40 industries and 30 states.

About Live Oak Acquisition Corp. V

Live Oak Acquisition Corp. V (NASDAQ: LOKV) is the fifth SPAC sponsored by Live Oak Merchant Partners, an experienced team of operators and investors with a track record of successful public-market combinations. For more information, visit www.liveoakmp.com.

Extraordinary General Meeting to Approve Business Combination

Live Oak will hold an extraordinary general meeting of Live Oak’s shareholders (the “Shareholder Meeting”) at 9:00 a.m. Eastern Time, on June 16, 2026, for Live Oak shareholders of record as of May 7, 2026 (the “Record Date”), to approve proposals presented to the shareholders at the Shareholder Meeting related to the Business Combination with Teamshares. A Proxy Statement containing the proposals to be presented at the Shareholder Meeting has been or will be filed with the SEC; copied of the Proxy Statement will also be mailed to Live Oak shareholders of record as of the Record Date.

Notice of the Shareholder Meeting is also contained in a Current Report on Form 8-K to be filed with the SEC, which sets forth additional information. Information about how to attend the Shareholder Meeting and vote is set forth in the Proxy Statement. The Merger Agreement contains certain closing conditions customary for transactions similar to the Business Combination, which have been satisfied or waived or which the parties expect to be satisfied or waived. The Business Combination is expected to close shortly after the Shareholder Meeting.

Your Vote is Important. Live Oak shareholders are urged to read carefully the proxy materials, including, among other things, the reasons for the unanimous recommendation by Live Oak’s Board that shareholders of record as of the Record Date vote “FOR” ALL PROPOSALS included in the Proxy Statement in advance of the Shareholder Meeting.

The Shareholder Meeting of Live Oak shareholders will be held on June 16, 2026 at 9:00 a.m. Eastern Time, in a virtual meeting format at www.cstproxy.com/liveoakacqv/2026. For the purposes of the Live Oak governing documents, the Shareholder Meeting may also be attended in person at Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105. If you do not have internet capabilities, you can listen only to the meeting by dialing 1 800-450-7155 within the U.S. and Canada (toll-free), or +1 857-999-9155 outside the U.S. and Canada (standard rates apply) when prompted enter the pin number 9626291#. The Shareholder Meeting will be listen-only format and you will not be able to vote, be deemed present at the meeting or enter or ask questions during the meeting via telephone.

If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Live Oak’s proxy solicitor at:

Sodali & Co.

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Tel: (800) 662-5200 (toll-free) or (203) 658-9400 (banks and brokers can call collect)

Email: LOKV.info@investor.sodali.com

Live Oak shareholders whose shares are held of record by a broker, bank, or other nominee should contact their broker, bank, or nominee to ensure that their shares are voted. To obtain timely delivery of copies of proxy materials, Live Oak shareholders must request the materials no later than June 9, 2026.

Your vote FOR ALL proposals is important, no matter how many or how few shares you own.

Additional Information and Where to Find It

A Registration Statement on Form S-4 filed with the SEC by Live Oak and Teamshares has been filed with, and been declared effective by, the U.S. Securities and Exchange Commission (the “SEC”). Live Oak has also filed or will file with the SEC a proxy statement setting forth proposals to be presented to Live Oak shareholders of record as of the Record Date at an extraordinary general meeting of Live Oak shareholders, which Proxy Statement also contains information about how to vote shares and how to attend the Shareholder Meeting. SHAREHOLDERS OF LIVE OAK AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT IN CONNECTION WITH LIVE OAK’S SOLICITATION OF PROXIES FOR THE EXTRAORDINARY GENERAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE BUSINESS COMBINATION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT LIVE OAK, TEAMSHARES AND THE BUSINESS COMBINATION. Shareholders are able to obtain copies of the Registration Statement and the Proxy Statement, without charge on the SEC’s website at www.sec.gov or by directing a request to: Live Oak Acquisition Corp. V, 4921 William Arnold Road, Memphis, TN, 38117 United States, Attn: Richard Hendrix, Chairman & Chief Executive Officer.

Participants in the Solicitation

Live Oak, Teamshares and their respective directors, executive officers and other members of their management and employees, as applicable, may be deemed to be participants in the solicitation of proxies from Live Oak’s shareholders in connection with the proposed Business Combination. Live Oak shareholders and other interested persons may obtain more detailed information regarding the names, affiliations and interests of certain of Live Oak’s directors and officers in the solicitation by reading Live Oak’s final prospectus filed with the SEC on February 28, 2025 in connection with Live Oak’s initial public offering, Live Oak’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 30, 2026, and Live Oak’s other public filings with the SEC, including the Registration Statement and the Proxy Statement. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination, which may, in some cases, be different from those of shareholders generally, are set forth in the Registration Statement relating to the Business Combination. These documents can be obtained free of charge from the source indicated above.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Actual results of Live Oak, Teamshares and the public company resulting from the Business Combination (the “Combined Company”) may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. No representations or warranties, express or implied are given in, or in respect of, this communication. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

These forward-looking statements and factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement with respect to the proposed Business Combination; (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the proposed Business Combination and definitive agreements with respect thereto; (3) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the shareholders of Teamshares and Live Oak or other conditions to Closing; (4) the inability to obtain or maintain the listing of Combined Company shares on Nasdaq or another national securities exchange following the proposed Business Combination; (5) the ability of Live Oak to remain current with its SEC filings; (6) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (7) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Live Oak and Teamshares after the Closing to grow and manage growth profitably and retain its key employees; (8) costs related to the proposed Business Combination; (9) changes in applicable laws or regulations; (10) the inability of Teamshares to implement business plans, forecasts, and other expectations after the completion of the proposed Business Combination; (11) the risk that additional financing in connection with the proposed Business Combination, or additional capital needed following the proposed Business Combination to support Teamshares’ business or operations, may not be raised on favorable terms or at all; (12) the evolution of the markets in which Teamshares competes; (13) the ability of Teamshares to implement its strategic initiatives and continue to innovate its existing products and services; (14) the level of redemptions of Live Oak’s public shareholders; and (15) other risks and uncertainties included in documents filed or to be filed with the SEC by Live Oak and/or Teamshares.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above and other documents filed by Live Oak and Teamshares from time to time with the SEC. These filings will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. There may be additional risks that neither Live Oak nor Teamshares presently knows, or that Live Oak and/or Teamshares currently believe are immaterial, that could cause actual results to differ from those contained in the forward-looking statements. For these reasons, among others, investors and other interested persons are cautioned not to place undue reliance upon any forward-looking statements in this communication. Past performance by Live Oak’s or Teamshares’ management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of Live Oak’s or Teamshares’ management teams or businesses associated with them as indicative of future performance of an investment or the returns that Live Oak or Teamshares will, or may, generate going forward. Neither Live Oak nor Teamshares undertakes any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this communication, except as required by applicable law.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Investor Relations: Investors@teamshares.com

Press: Press@teamshares.com

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